Exhibit 99.1

FOR IMMEDIATE RELEASE

JAMES FIELDING JOINS XCEL BRANDS, INC. BOARD OF DIRECTORS

July 12, 2018 (NEW YORK) – Xcel Brands, Inc. (NASDAQ:XELB) announced today the appointment of Jim Fielding to its Board of Directors. An expert merchant who has been a leader in both media and retail, Mr. Fielding currently serves as President, Consumer Products and Innovation at Twentieth Century Fox Film Corporation and Fox Network Group one of the major American film studios.

Robert D’Loren, Chairman and Chief Executive Officer, Xcel Brands, Inc. said, “We are thrilled to have Jim Fielding join our Board of Directors. Jim brings extensive experience in licensing, merchandising, media and entertainment, and retail, while also bringing strong relationships in the media and retail industries to our Board and Xcel. We look forward to working with him as Xcel expands its reach and partnerships within television and new media.”

A 25-year veteran in the consumer retail space, Fielding previously served as the Global Head of Consumer Products for Dreamworks Animation and Awesomeness TV. Prior to that, Fielding served as the CEO of Claire’s Stores Inc., where he oversaw strategic growth and international development for the retail chain’s 3,000-plus stores worldwide. Previously, he was the President of Disney Stores Worldwide, a role in which he led a $1.2 billion global business that operated 360 stores in 12 countries, as well as the DisneyStore.com e-commerce business. Prior to his 11-year tenure at the Walt Disney Company, Fielding served as General Merchandise Manager for the co-ed division of Lands’ End. He previously held several key roles in the merchandising world at companies such as the Gap, the J. Peterman Company and Dayton-Hudson.

“I’m honored to join the Xcel Board and look forward to working with my colleagues and management to support and advance their vision to reimagine shopping, entertainment, and social as one,” said Fielding.

Mr. Fielding’s appointment to Xcel’s board fills a vacancy following the retirement of Richard Kirschenbaum. In accordance with Xcel’s board procedures, Mr. Fielding will be a candidate for re-election to the board at the company’s annual meeting of stockholders.

About Xcel Brands (www.xcelbrands.com)

Xcel Brands, Inc. (NASDAQ:XELB) is a media and consumer products company engaged in the design, production, licensing, marketing and direct-to-consumer sales of branded apparel, footwear, accessories, jewelry, home goods, and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded by Robert W. D’Loren in 2011 with a vision to reimagine shopping, entertainment and social as one. Xcel owns and manages the Isaac Mizrahi, Judith Ripka, H Halston, C. Wonder and Highline Collective brands, pioneering an omnichannel sales strategy which includes the promotion and sale of products under its brands through direct-response television, internet, brick and mortar retail, and e-commerce channels. Headquartered in New York City, Xcel Brands is led by an executive team with significant technology, design, merchandising, production, marketing, retailing, and licensing experience and a proven track record of success in elevating branded consumer products companies. With a team of over 100 professionals focused on design, production, and digital marketing, Xcel maintains control of product quality and promotion across all of its product categories and distribution channels. The total lifetime retail sales of its brands exceed $7.5 billion.

Contact:

Stephanie Taylor
347-727-2483
staylor@xcelbrands.com